FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.  Name of Purchasing Portfolio:  BlackRock Bond
Allocation Target Shares: Series C Portfolio (BATSC)

2.  Issuer:    HCP, Inc. (2016)

3.  Date of Purchase:  01/19/11

4.  Underwriter from whom purchased:  UBS Securities LLC

5.  Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.	List Members of Underwriting Syndicate: Merrill
Lynch, Pierce, Fenner & Smith Incorporated, UBS
Securities LLC, Wells Fargo Securities, LLC,
Citigroup Global Markets Inc., J.P. Morgan
Securities LLC, Barclays Capital Inc., Credit
Agricole Securities (USA) Inc., Credit Suisse
Securities (USA) LLC, Deutsche Bank Securities
Inc., Goldman, Sachs & Co., Morgan Stanley & Co.
Incorporated, BNY Mellon Capital Markets, LLC,
KeyBanc Capital Markets Inc., PNC Capital Markets
LLC, RBS Securities Inc., Scotia Capital (USA)
Inc., SunTrust Robinson Humphrey, Inc., U.S.
Bancorp Investments, Inc., Moelis & Company LLC

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered: (BATSC) $525,000 out of $500,000,000

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering)
(if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $30,000,000 out of $500,000,000

8.   Purchase price (net of fees and expenses):  $ 99.601

9. Date offering commenced (if different from Date of Purchase):

10. Offering price at end of first day on which any sales were made:

11.   Have the following conditions been satisfied:  Yes/No

a.  The securities are part of an issue registered
under the Securities Act of 1933, as amended, which
is being offered to the public, or are Eligible
Municipal Securities, or are securities sold in an
Eligible Foreign Offering or are securities sold in
an Eligible Rule 144A Offering or part of an issue
of government securities.           YES

  b.  The securities were purchased prior to the
    end of the first day on which any sales
    were made, at a price that was not more
    than the price paid by each other
    purchaser of securities in that offering
    or in any concurrent offering of the
    securities (except, in the case of an
    Eligible Foreign Offering, for any rights
    to purchase required by laws to be granted
    to existing security holders of the
    Issuer) or, if a rights offering, the
    securities were purchased on or before the
    fourth day preceding the day on which the
    rights offering terminated.        YES

  c.  The underwriting was a firm commitment
    underwriting.           YES

  d.  The commission, spread or profit was
    reasonable and fair in relation to that
    being received by others for underwriting
    similar securities during the same period.    YES

  e.  In respect of any securities other than
    Eligible Municipal Securities, the issuer
    of such securities has been in continuous
    operation for not less than three years
    (including the operations of predecessors).    YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?       YES



Approved by: _Steven DeLaura    Date:      02-03-11